Exhibit 99.3

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (In thousands, except share and per share amounts or unless otherwise noted)

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto. Additional sections in this Form 10-K which should be helpful to the reading of our discussion and analysis include the following: (i) a description of our services provided, by segment found in Items 1 and 2 “Business and Properties”—”Services Provided” (ii) a description of our business strategy found in Items 1 and 2 “Business and Properties”—”Our Strategy”; and (iii) a description of risk factors affecting us and our business, found in Item 1A “Risk Factors.”

In as much as the discussion below and the other sections to which we have referred you pertain to management’s comments on financial resources, capital spending, our business strategy and the outlook for our business, such discussions contain forward-looking statements. These forward-looking statements reflect the expectations, beliefs, plans and objectives of management about future financial performance and assumptions underlying management's judgment concerning the matters discussed, and accordingly, involve estimates, assumptions, judgments and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to any differences include, but are not limited to, those discussed below and elsewhere in our 2012 Form 10-K, particularly in Item 1A “Risk Factors” and in “Forward-Looking Statements.”

OVERVIEW

Willbros is a provider of engineering and construction services to the oil, gas, refinery, petrochemical and power industries with a focus on infrastructure such as oil and gas pipeline systems, electric T&D systems and refining and processing plants. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance and other specialty services.

2012 Year in Review

2012 contract revenue increased $552,431 to $1,928,800 from $1,376,369 in 2011 as a result of growth in all four segments. Revenue generated by our Oil and Gas segment increased over 60.0 percent driven by growth in our regional offices; increased cross country pipeline and facilities construction; as well as an uptick in construction and maintenance work in the downstream market. Our Canada segment also increased revenue by over 40.0 percent and is on track to achieve the $300,000 annual revenue run-rate that we projected. Our Utility T&D segment achieved revenue growth of nearly 25.0 percent due to increased transmission construction activity in Texas and growth in our Mid-Atlantic offices. Strong demand for our engineering, EPC and integrity services was the primary factor in revenue growth of nearly 20.0 percent in our Professional Services segment.

Operating income increased $206,867 to $14,804 in 2012 compared to a loss of $192,063 in 2011. The variance is largely explained by 2011 goodwill impairment charges of $178,575 which were partially offset by a $10,000 reduction of our contingent earnout liability associated with the InfrastruX acquisition. We believe we made significant progress on our objective to turn around our strategic but non-performing businesses. Many of these businesses showed marked improvement by performing as planned, or better than expected, including our engineering, EPC and integrity businesses, as well as, our field services work in Canada. However, we were not successful in achieving our improvement initiatives for our electric and gas distribution business in the Northeast. Due to this lack of improvement, management has decided to sell the business in 2013.

While operating income improved during the year, our 2012 results for continuing operations were negatively impacted by significant losses we incurred on two projects including the Red River Pipeline project in Texas and the Woodlands project in Canada. In the aggregate, these two projects reduced our operating income by approximately $14,666. We are no longer accepting the same types of contractual risks that we assumed on the Red River Pipeline project and we will not bid for, nor do we have, lump-sum facilities projects in our Canadian backlog.

To sum up, in 2012, we made significant progress on turning around most of our strategic but non-performing businesses and we continued to advance our strategy to bring more recurring services into our revenue base.

Positive highlights for 2012 include:

•	We made significant progress turning around the profitability of our downstream engineering business in our Professional Services segment and our Texas distribution business in our Utility T&D segment.

•	On March 29, 2012, we entered into a settlement agreement with WAPCo to settle the West African Gas Pipeline (“WAGP”) project litigation. This settlement stops the significant legal spend on the litigation, including any additional expense for trial and likely appeal, creates certainty of the outcome and eliminates trial risk. We believe this is a fair settlement and are pleased to remove the overhang of this litigation.

•	We collaborated with GeoEye, Inc., a leading source of geospatial information and insight, to develop a cloud-based pipeline integrity management solution. This cloud-based solution will provide customers easy access to real-time pipeline information integrated with GeoEye’s high-resolution, map-accurate commercial satellite imagery served from the Google Earth Builder platform.

•	On January 7, 2013, we signed a definitive Share Purchase Agreement and completed the sale of all of our shares of capital in Willbros Middle East Limited, which owned our subsidiary in Oman, to Interserve Holdings Limited, a subsidiary of Interserve Plc.

We remain focused on analyzing the performance of all our businesses relative to our peers and strategic objectives. We will continue to take management actions to improve operating performance in all of our businesses.

Looking Forward

Last year, our objective was to take actions to turn around our strategic but non-performing businesses. We saw improvements in most of our businesses and several performed as planned, or better than expected, including our engineering, EPC and integrity services, our electric distribution services in Texas and our field services work in Canada. However, we also had businesses that did not perform to our expectations and we are taking actions to remediate or dispose of these underperforming business units. Our electric and gas distribution business in the Northeast continued to hamper our results; therefore, during the fourth quarter of 2012, we made the decision to sell the business in 2013. We remain focused on analyzing the performance of all our business units relative to our peers and strategic objectives. We will continue to take management actions to improve our performance or exit the businesses which do not meet our criteria.

We are positioned to address significant growth markets in North America, and last year we increased our revenue by over 40 percent. Our primary objective in 2013 is to maintain focus on generating improved operating results, cash flow and margins. We intend to do this through hiring more management talent; continued strengthening of our project management capabilities; bolstering our training programs; and adding work to backlog with more favorable terms and conditions. At the same time, we continue to evaluate industry conditions and develop strategies that leverage our competitive advantages in the markets we pursue.

We intend to remain focused on actions underway throughout 2012, namely, reducing debt; cultural acceptance of Safety as an undeniable value and sharp focus on the end markets we serve in North America: the Canadian oil sands; the development of liquids-rich hydrocarbon sources; the expansion of the electric transmission grid; and the emerging integrity market. We will continue to advance our strategy of increasing revenue from recurring services to mitigate the seasonality of our business. We will continue to analyze the performance of our business units relative to our peers and take actions to improve operating margins or exit the businesses which do not meet our objectives. We expect these actions to drive incremental improvement in all our businesses and markets in 2013.

Other Financial Measures

Backlog

In our industry, backlog is considered an indicator of potential future performance as it represents a portion of the future revenue stream. Our strategy is focused on capturing quality backlog with margins commensurate with the risks associated with a given project, and for the past several years we have put processes and procedures in place to identify contractual and execution risks in new work opportunities and believe we have instilled in the organization the discipline to price, accept and book only work which meets stringent criteria for commercial success and profitability.

We believe the backlog figures are firm, subject only to the cancellation and modification provisions contained in various contracts. Additionally, due to the short duration of many jobs, revenue associated with jobs won and performed within a reporting period will not be reflected in quarterly backlog reports. We generate revenue from numerous sources, including contracts of long or short duration entered into during a year as well as from various contractual processes, including change orders, extra work and variations in the scope of work. These revenue sources are not added to backlog until realization is assured.

Backlog broadly consists of anticipated revenue from the uncompleted portions of existing contracts and contracts whose award is reasonably assured. Our backlog presentation reflects not only the 12 month lump-sum and MSA work; but also, the full-term value of work under contract, including MSA work as we believe that this information is helpful in providing additional long-term visibility. We determine the amount of backlog for work under ongoing MSA maintenance and construction contracts by using recurring historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer. We also include in backlog our share of work to be performed under contracts signed by joint ventures in which we have an ownership interest.

At December 31, 2012, 12 month backlog from continuing operations increased $241,496 driven largely through escalated work activity. Total backlog increased $145,201 and continues to include recurring services on MSA contracts extending through July 2017.

Total backlog for discontinued operations was $204,403 at December 31, 2012 and $219,248 at December 31, 2011 and consisted primarily of work associated with our electric and gas distribution business in the Northeast, as well as work associated with our operations in Oman.

The following tables show our backlog from continuing operations by operating segment and geographic location as of December 31, 2012 and 2011 and our 12 month year-end backlog for each of the last five years:

	As of December 31,
	2012				2011
	12 Month	Percent	Total	Percent	12 Month	Percent	Total	Percent
Oil & Gas	$290,500	28.8%	$293,495	14.0%	$173,159	22.5%	$178,989	9.2%
Utility T&D	393,318	38.9%	1,257,403	59.9%	322,229	41.9%	1,243,316	63.7%
Professional Services	146,120	14.4%	197,752	9.4%	174,579	22.7%	221,248	11.3%
Canada	180,427	17.9%	349,520	16.7%	98,902	12.9%	309,416	15.8%

Total Backlog	$1,010,365	100.0%	$2,098,170	100.0%	$768,869	100.0%	$1,952,969	100.0%

	As of December 31,
	2012		2011
	Total	Percent	Total	Percent
Total Backlog by Geographic Region
United States	$1,743,906	83.1%	$1,635,370	83.7%
Canada	349,520	16.7%	309,416	15.8%
Other International	4,744	0.2%	8,183	0.5%

Backlog	$2,098,170	100.0%	$1,952,969	100.0%

	As of December 31,
	2012	2011	2010	2009	2008
12 Month Backlog	$1,010,365	$768,869	$671,289	$368,000	$554,717

Adjusted EBITDA from Continuing Operations

We define Adjusted EBITDA from continuing operations as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. These adjustments are included in various performance metrics under our credit facilities and other financing arrangements. These adjustments are itemized in the following table. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA from continuing operations, you should be aware that in the future we may incur expenses that are the same as, or similar to, some of the adjustments in this presentation. Our presentation of Adjusted EBITDA from continuing operations should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for:

•	Comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry; and

•	Presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

Adjusted EBITDA from continuing operations increased $38,049 to $74,769 for year ended December 31, 2012 compared to $36,720 during the year ended December 31, 2011. The increase is primarily attributable to a reduction of general and administrative expenses as a percentage of contract revenue coupled with increased contract revenue with consistent contract margin year-over-year.

A reconciliation of Adjusted EBITDA from continuing operations to U.S. GAAP financial information follows:

	Year Ended December 31,
	2012	2011	2010	2009	2008
Income (loss) from continuing operations attributable to Willbros Group, Inc.	$(23,291)	$(210,383)	$(24,687)	$8,992	$4,220
Interest expense, net	29,393	45,035	27,639	8,411	9,458
Provision (benefit) for income taxes	4,727	(33,558)	(28,951)	6,003	14,703
Depreciation and amortization	46,345	52,748	42,800	33,431	36,254
Goodwill impairment	8,067	178,575	60,000	—	62,295
Changes in fair value of contingent earnout liability	—	(10,000)	(45,340)	—	—
Loss on early extinguishment of debt	3,405	6,304	—	—	—
DOJ monitor cost	1,588	3,567	4,002	2,582	530
Stock based compensation	7,607	9,706	8,379	9,537	11,353
Restructuring and reorganization costs	151	105	3,771	12,694	—
Acquisition related costs	—	—	10,055	2,499	—
Gains on sales of equipment	(3,223)	(5,379)	(2,491)	(2,285)	(5,448)

Adjusted EBITDA from continuing operations	$74,769	$36,720	$55,177	$81,864	$133,365

RESULTS OF OPERATIONS

Fiscal Year Ended December 31, 2012 Compared to Fiscal Year Ended December 31, 2011

	2012	2011	Change
Contract revenue
Oil & Gas	$902,688	$560,202	$342,486
Utility T&D	483,603	388,438	95,165
Professional Services	330,594	278,101	52,493
Canada	216,793	153,411	63,382
Eliminations	(4,878)	(3,783)	(1,095)

Total	1,928,800	1,376,369	552,431
General and administrative	151,816	127,383	24,433
Operating income (loss)
Oil & Gas	(1,479)	(57,162)	55,683
Utility T&D	4,897	(147,722)	152,619
Professional Services	11,426	361	11,065
Canada	(40)	2,460	(2,500)
Corporate	—	10,000	(10,000)

Total	14,804	(192,063)	206,867
Other income (expense)	(33,368)	(51,878)	18,510

Income (loss) from continuing operations before income taxes	(18,564)	(243,941)	225,377
Provision (benefit) for income taxes	4,727	(33,558)	38,285

Loss from continuing operations	(23,291)	(210,383)	187,092
Income (loss) from discontinued operations net of provision (benefit) for income taxes	(5,944)	(82,438)	76,494

Net income (loss)	$(29,235)	$(292,821)	$263,586

Consolidated Results

Contract Revenue

Contract revenue improved $552,431 with increased revenues across all four segments. The increase is primarily attributable to higher demand for our professional services including engineering and integrity, as well as increased activity in our cross-country pipeline and facilities construction services, increased activity in our transmission construction services in Texas which includes our alliance agreement with Oncor, and continued growth in our regional offices within the liquids-rich shale plays across the United States.

General and Administrative Expense

General and administrative expense increased $24,433 mainly from continued growth in our regional offices within the liquids-rich shale plays across the United States along with associated revenue increases. In addition, we incurred increased general and administrative costs in connection with the remediation of our material weakness in accounting for income taxes. General and administrative expense as a percentage of contract revenue was 7.9 percent in 2012 a decrease as compared to 9.3 percent in 2011.

Operating Income

Operating income (loss) improved $206,867 primarily due to a $178,575 goodwill impairment charge in 2011 as compared to an $8,067 charge in 2012. The remaining increase was primarily attributed to increased profitability in our cross-country pipeline construction services as well as improved performance within our professional services offerings, including engineering, EPC and integrity and within our transmission construction services and electric distribution services in Texas. The improvement was partially offset by losses on the Red River Pipeline project in Texas, losses on the Woodlands project in Canada and a change to the fair value of our contingent earnout liability in 2011 that did not recur in 2012.

Other Income (Expense)

Other income (expense) improved $18,510 primarily due to a decrease in net interest expense of $15,642 and a decrease of $2,899 in debt extinguishment costs. The decrease in net interest expense mainly resulted from cumulative debt payments of $46,700 during the course of the year, which effectively reduced our interest charges. The decrease in charges classified as debt extinguishment costs resulted from a reduction in debt payments in 2012 in comparison to 2011.

Provision (Benefit) for Income Taxes

Provision for income taxes increased $38,285 driven primarily by losses incurred in the U.S. that could not be tax benefited, as well as a decrease in goodwill impairment charges, an increase in the state tax provision, and an increase in the valuation allowance against our U.S. net operating losses.

Income (Loss) from Discontinued Operations, Net of Taxes

Income (loss) from discontinued operations, net of taxes increased $76,494 driven primarily from $55,500 in charges recorded in 2011 in connection with the settlement of the WAGP project litigation. Further, legal costs associated with this litigation were $16,358 in 2011. Neither of these charges occurred in 2012. The remaining increase was mainly attributed to a gain generated from the sale of certain assets disposed of as part of the liquidation of our Canada cross-country pipeline business in 2012 as well as the release of certain project contingencies that resulted from the wrap-up of a final Canada cross-country pipeline project. The overall increase was partially offset by significant operating losses in our electric and gas distribution business in the Northeast, which we discontinued in the fourth quarter of 2012.

Segment Results

Oil & Gas Segment

Contract revenue increased $342,486 driven predominantly by increased demand in cross-country pipeline and facilities construction services as well as through business growth and expansion of our regional delivery services into the liquids-rich shale plays across the United States.

Operating income increased $55,683, although $30,709 of the increase was attributable to a goodwill impairment charge in 2011 that did not recur in 2012. Additionally, $8,236 of the increase was attributable to a non-cash charge for the TransCanada settlement during 2011. The remaining increase was driven by improved profitability in our cross-country pipeline and facilities construction services, partially offset by decreased performance in our regional delivery services.

Professional Services Segment

Contract revenue increased $52,493 driven predominantly by increased EPC activity, as well as increased demand for our engineering and integrity services in the gas, liquids and petrochemical industries.

Operating income increased $11,065, although $2,113 of the increase was attributable to a goodwill impairment charge in 2011 that did not recur in 2012. The remaining increase was driven by improved profitability in our engineering services, partially offset by costs incurred related to our geographic expansion to support the liquids-rich shale plays across the United States.

Utility T&D Segment

Contract revenue increased $95,165 primarily related to increased activity in our transmission construction services and electric distribution services in Texas which includes our alliance agreement with Oncor. Additional increases year-over-year were mainly attributed to matting installation and storm support services in the Northeast and our cable and restoration services.

Operating income increased $152,619, although $143,543 of the increase was attributable to a goodwill impairment charge during 2011 as compared to an impairment of $8,067 in 2012. The remaining increase was generated predominantly through continued improved performance in our transmission construction services and electric distribution services in Texas and increased profitability through matting installation and storm support.

Canada Segment

Contract revenue increased $63,382 driven by increases across all service offerings including certain construction and maintenance projects delivered to our customers in northern Alberta, fabrication operations related to two new module fabrication projects in the fourth quarter of 2012 and new integrity and specialty pipeline projects coming into full operation during the last quarter of 2012. The increased level of construction activity and our success in excellent service delivery has resulted in some significant new project awards during 2012.

Operating income decreased $2,500 driven primarily through losses incurred on the Woodlands project, a lump sum facilities project impacted by significant staff turnover and a challenging and remote location. Additional losses during the year were the result of startup and overhead costs within our electrical and instrumentation business. These losses were offset by income generated through construction and maintenance services work.

Corporate

The change in fair value of the contingent earnout recorded in 2011 was characterized as a Corporate change in estimate and is not allocated to the reporting segments. For additional information regarding the contingent earnout, see the discussion in Note 16 - Fair Value Measurements.

Fiscal Year Ended December 31, 2011 Compared to Fiscal Year Ended December 31, 2010

	2011	2010	Change
Contract revenue
Oil & Gas	$560,202	$529,789	$30,413
Utility T&D	388,438	152,851	235,587
Professional Services	278,101	165,181	112,920
Canada	153,411	157,667	(4,256)
Eliminations	(3,783)	(2,079)	(1,704)

Total	1,376,369	1,003,409	372,960
General and administrative	127,383	106,086	21,297
Operating income (loss)
Oil & Gas	(57,162)	(46,577)	(10,585)
Utility T&D	(147,722)	(23,728)	(123,994)
Professional Services	361	(2,161)	2,522
Canada	2,460	(426)	2,886
Corporate	10,000	45,340	(35,340)

Total	(192,063)	(27,552)	(164,511)
Other expense, net	(51,878)	(26,086)	(25,792)

Income (loss) from continuing operations before income taxes	(243,941)	(53,638)	(190,303)
Benefit for income taxes	(33,558)	(28,951)	(4,607)

Loss from continuing operations	(210,383)	(24,687)	(185,696)
Loss from discontinued operations net of provision (benefit) for income taxes	(82,438)	(11,142)	(71,296)

Net income (loss)	$(292,821)	$(35,829)	$(256,992)

Consolidated Results

Contract Revenue

Contract revenue increased $372,960 primarily related to a full year of revenue in our Utility T&D segment as well as increased demand for facilities work resulting from our expansion into various shale regions in South Texas, West Texas and North Dakota. The overall increase was partially offset by reduced demand for our maintenance and turnaround services.

General and Administrative Expense

General and administrative expense increased $21,297 primarily related to expenses incurred as a result of a full year of running our Utility T&D segment. In addition, increased general and administrative costs were incurred from business growth within the various shale regions along with associated revenue increases. General and administrative expense as a percentage of contract revenue is 9.3 percent for 2011, a decrease as compared to 10.6 percent in 2010.

Operating Loss

Operating loss increased $164,511 driven mainly through $178,575 in goodwill impairment charges recorded during the year in comparison to $60,000 in goodwill impairment charges recorded in 2010. The remaining increased operating loss was primarily attributed to a decrease in income generated from the reduction of our contingent earnout liability of $35,340 and a one-time settlement charge of $8,236 in connection with our project dispute with TransCanada.

Other Expense, Net

Other expense, net increased $25,792 primarily from a full year of interest expense related to our Term Loan, as well as increased debt extinguishment costs related to payments against our Term Loan in 2011.

Benefit for Income Taxes

Benefit for income taxes increased $4,607 due to an overall decrease in operating income recognized during 2011.

Loss from Discontinued Operations, Net of Taxes

Loss from discontinued operations, net of taxes increased $71,296 primarily through $55,500 in settlement charges and $16,358 in legal charges recorded in connection the WAGP project litigation.

Segment Results

Oil & Gas Segment

Contract revenue increased $30,413 driven primarily by our large diameter pipeline business and increased demand for facilities work resulting from our expansion into various shale regions in South Texas, West Texas and North Dakota. The overall increase was partially offset by reduced demand for our maintenance and turnaround services where we were unsuccessful in 2011 in replacing several significant turnaround contracts.

Operating loss increased $10,585 primarily through a one-time settlement charge of $8,236 and legal charges of $3,721 in connection with our project dispute with TransCanada. We also experienced increased operating losses and cost overruns on certain fixed price contracts in our pipelines and facilities business and certain fixed price fabrication, maintenance and turnaround and tank construction contracts in our construction and maintenance business. The overall increase in operating losses within the segment was offset by decreased goodwill impairment charges year-over-year.

Professional Services Segment

Contract revenue increased $112,920 driven primarily by increased demand for EPC, engineering and integrity services. Our utility line locating, stray voltage and gas leak detection services also saw benefits from increasing demand and geographic expansion.

Operating income increased $2,522 primarily driven by a reduction in goodwill impairment charges year-over-year. The increase was partially offset by decreased profitability in our engineering services, primarily driven by costs incurred related to our geographic expansion to support the liquids-rich shale plays across the United States.

Utility T&D Segment

Contract revenue increased $235,587 largely driven by a full year of results for 2011 compared to only six months of results in 2010. The Utility T&D segment was created from the acquisition of InfrastruX on July 1, 2010.

Operating loss increased $123,994 primarily attributed to goodwill impairment charges of $143,543 during the year. These losses were offset by an increase in operating income from work performed under our alliance agreement with Oncor and continued positive margins in the cable and restoration services market.

Canada Segment

Contract revenue decreased $4,256 driven primarily by lower levels of maintenance and capital projects performed pursuant to Master Service Agreements. The decrease was partially offset by increased construction and fabrication with respect to three major pump stations during the year.

Operating income increased $2,886 primarily due to improved margins associated with tanks and facilities and equipment and maintenance work coupled with reduced overhead cost across the segment. The increase was partially offset by goodwill impairment charges recorded during the year.

Corporate

The change in fair value of the contingent earnout recorded in 2011 was characterized as a Corporate change in estimate and is not allocated to the reporting segments. For additional information regarding the contingent earnout, see the discussion in Note 16 - Fair Value Measurements.

LIQUIDITY AND CAPITAL RESOURCES

Our financing objective is to maintain financial flexibility to meet the material, equipment and personnel needs to support our project and MSA commitments. Our primary source of capital is our cash on hand, cash flow from operations and borrowings under our Revolving Credit Facility.

Additional Sources and Uses of Capital

Pursuant to our Amendment and Restatement Agreement dated as of November 8, 2012, the 2010 Credit Agreement was amended and restated in its entirety (the “Amended and Restated Credit Agreement”). Under the Amended and Restated Credit Agreement, certain existing lenders under the Revolving Credit Facility holding an aggregate amount of commitments equal to $115,000, agreed that the maturity applicable to such commitments would be extended by one year, to June 30, 2014.

The Amended and Restated Credit Agreement provides for additional term loans in an amount equal to $60,000, which will be pari passu in right of payment with, and secured on a pari passu basis with our existing Term Loan outstanding under the 2010 Credit Agreement. The additional term loans were drawn in full on the effective date of the Amended and Restated Credit Agreement. The additional term loans were issued at a discount such that the funded portion was equal to 97 percent of the principal amount of additional term loans. The additional term loans will mature on June 30, 2014, the same maturity date as our existing Term Loan under the 2010 Credit Agreement.

Under the 2010 Credit Agreement, the Revolving Credit Facility was available for letters of credit and for revolving loans, which could be used for working capital and general corporate purposes. 100 percent of the Revolving Credit Facility could be used to obtain letters of credit, and revolving loans had a sublimit of $150,000. On March 4, 2011, as part of an amendment to the 2010 Credit Agreement, we agreed to limit our revolver borrowings to $25,000, with the exception of proceeds from revolving borrowings used to make any payments in respect of both the 2.75% Convertible Senior Notes (the “2.75% Notes”) and the 6.5% Senior Convertible Notes (the “6.5% Notes”), until our Maximum Total Leverage Ratio is 3.00 to 1.00 or less. As such, subsequent to this amendment, on March 15, 2011, we borrowed $59,357 under the Revolving Credit Facility to fund the repayment of the 2.75% Notes and borrowed an additional $25,000 under the Revolving Credit Facility on July 20, 2012.

The Amended and Restated Credit Agreement effectively modifies the sublimit described above by including a sublimit for any new borrowings under the Revolving Credit Facility after the effective date of the Amended and Restated Credit Agreement. This sublimit for new borrowings will range from $0 to $50,000 as determined by reference to a formula, which will permit new revolver borrowings only if we first make voluntary prepayments and/or mandatory repayments or prepayments of revolver borrowings from the net proceeds of asset sales, equity issuances or other sources. The new sublimit will not apply to new borrowings under the Revolving Credit Facility, which are used to make payments of amounts due or outstanding in respect of the 6.5% Notes. However, if on or after March 31, 2013, we have received net proceeds from asset sales or equity issuances equal to or exceeding $90,000, the sublimit for borrowings will be $50,000 with an increase to $75,000 after the close of any fiscal quarter in which our Maximum Total Leverage Ratio is 2.25 to 1.00 or less, in each case, including any borrowings under the Revolving Credit Facility used to make payments of amounts due or outstanding in respect of the 6.5% Notes. As such, in consideration of these modifications, on November 20, 2012, we repaid $12,000 of our outstanding borrowings under the Revolving Credit Facility and borrowed $32,050 under the Revolving Credit Facility to fund the repayment of the 6.5% Notes on December 12, 2012.

As of December 31, 2012, we had $104,407 in outstanding revolver borrowings and $58,140 in letters of credit outstanding, with $12,453 remaining against our $175,000 capacity. Subsequent to December 31, 2012, we repaid $34,000 of our outstanding borrowings through proceeds received from the sale of Willbros Middle East Limited, which held our operations in Oman.

We believe that additional sales of non-strategic assets and cash flow from operations will allow us to operate under the reduced commitment amount of $115,000 for the Revolving Credit Facility subsequent to June 30, 2013. We continue to take steps to generate positive operating cash flow and will continue to pursue opportunities to reduce our financial leverage and strengthen our overall balance sheet. These steps may include additional sales of non-strategic and under-performing assets (including equipment, real property and businesses) as well as accessing capital markets to reduce or refinance our indebtedness.

For additional information regarding the Amended and Restated Credit Agreement, see the discussion in Note 9 – Long-Term Debt.

Covenants

The table below sets forth the primary covenants in the Amended and Restated Credit Agreement, which have been modified from the 2010 Credit Agreement, and the status with respect to these covenants at December 31, 2012:

	Covenants Requirements	Actual Ratios at December 31, 2012
Maximum Total Leverage Ratio(1) (debt divided by Consolidated EBITDA) should be less than:	4.00 to 1	3.45
Minimum Interest Coverage Ratio(2) (Consolidated EBITDA divided by Consolidated Interest Expense as defined in the Amended and Restated Credit Agreement) should be equal to or greater than:	2.75 to 1	4.19

(1)	The Maximum Total Leverage Ratio decreases to 3.25 as of March 31, 2013, 3.00 as of June 30, 2013 and 2.75 as of September 30, 2013
(2)	The Minimum Interest Coverage Ratio increases to 3.00 as of December 31, 2013.

The Maximum Total Leverage Ratio requirement declined to 4.00 to 1 at December 31, 2012 from 5.50 to 1 at September 30, 2012. The Minimum Interest Coverage Ratio increased to 2.75 to 1 at December 31, 2012 from 2.25 to 1 at September 30, 2012. Depending on our financial performance, we may be required to request additional amendments or waivers for the primary covenants, dispose of assets, or obtain refinancing in future periods. There can be no assurance that we will be able to obtain additional amendments or waivers, complete asset sales, or negotiate agreeable refinancing terms should it become needed.

The Amended and Restated Credit Agreement also includes customary affirmative and negative covenants, including:

•	Limitations on capital expenditures (greater of $70,000 or 25% of EBITDA).

•	Limitations on indebtedness.

•	Limitations on liens.

•	Limitations on certain asset sales and dispositions.

•	Limitations on certain acquisitions and asset purchases if certain liquidity levels are not maintained.

A default under the Amended and Restated Credit Agreement may be triggered by events such as a failure to comply with financial covenants or other covenants or a failure to make payments when due under the Amended and Restated Agreement; a failure to make payments when due in respect of, or a failure to perform obligations relating to, other debt obligations in excess of $15,000; a change of control of the Company; and certain insolvency proceedings. A default under the Amended and Restated Credit Agreement would permit the Administrative Agent, Crédit Agricole, and the lenders to terminate their commitment to make cash advances or issue letters of credit, require the immediate repayment of any outstanding cash advances with interest and require the cash collateralization of outstanding letter of credit obligations. As of December 31, 2012, we were in compliance with all covenants under the Amended and Restated Credit Agreement.

On November 7, 2012, following receipt of the required consents, we entered into a fifth supplemental indenture (the “Fifth Supplemental Indenture”) to the Indenture for the 6.5% Notes. The Fifth Supplemental Indenture further amended Section 6.13 of the Indenture so that certain restrictions on our ability to incur indebtedness were not applicable to our borrowings under the Amended and Restated Credit Agreement during the period from and including the effective date of the Fifth Supplemental

Indenture through and including December 15, 2012. The 6.5% Notes matured on December 15, 2012 and we repaid the 6.5% Notes in full, which consisted of a cash payment of $33,092 to the holders of the 6.5% Notes, which included $1,042 of accrued interest and the $32,050 outstanding principal balance. In order to fund the repayment, we borrowed $32,050 under the Revolving Credit Facility.

Settlement Agreement

On March 29, 2012, we entered into a Settlement Agreement with WAPCo to settle the WAGP project litigation. The Settlement Agreement provides that we will make payments to WAPCo over a period of six years totaling $55,500. We timely made each of the $4,000 payments that became due on March 31, June 30, and September 30, as well as the $2,000 payment that became due on December 31, 2012.

The Settlement Agreement also provides that the payments due in the years 2015, 2016 and 2017 may be accelerated and become payable in whole or in part in the fourth quarter of 2014 in the event we achieve certain metrics (the “Acceleration Metrics”). The Acceleration Metrics include, among other things, achieving a leverage ratio of debt to EBITDA of 2.25 to 1.00 or less or increasing our overall indebtedness, which accelerates at an amount equal to one-half of the increase in indebtedness. As discussed above, we recently entered into an Amended and Restated Credit Agreement that increased our overall indebtedness by $60,000. As a result, all of the payments due in years 2015, 2016 and 2017, totaling $29,000, have been accelerated and are now due in the fourth quarter of 2014.

For additional information regarding the Settlement Agreement, see the discussion in Note 18 – Discontinuance of Operations, Held for Sale Operations and Asset Disposals.

Cash Balances

As of December 31, 2012, we had cash and cash equivalents of $48,778. Our cash and cash equivalent balances held in the United States and foreign countries were $40,465 and $8,313, respectively. In 2011, we discontinued our strategy of reinvesting non-U.S. earnings in foreign operations.

Our working capital position for continuing operations increased $89,208 to $210,746 at December 31, 2012 from $121,538 at December 31, 2011, primarily attributed to increased accounts receivable and costs in excess of billings partially offset by increased accounts payable and billings in excess of costs year-over-year. Accounts receivable and accounts payable have increased year-over-year due to increased levels of business activity and due to our additional emphasis in achieving a cash neutral position in our customer contract negotiations by balancing our receivable collections with our vendor payments. Occasionally, vendor payments have been delayed to improve our liquidity when clients delayed payments or we were delayed in reaching project milestone payments. We expect that liquidity will improve as collections from customers increase.

Cash Flows

Statements of cash flows for entities with international operations that use the local currency as the functional currency exclude the effects of the changes in foreign currency exchange rates that occur during any given period, as these are non-cash charges. As a result, changes reflected in certain accounts on the Consolidated Statements of Cash Flows may not reflect the changes in corresponding accounts on the Consolidated Balance Sheets.

Cash flows provided by (used in) continuing operations by type of activity were as follows for years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010
Operating activities	$(7,201)	$62,236	$26,779
Investing activities	6,842	51,043	(404,054)
Financing activities	7,335	(146,436)	298,850
Effect of exchange rate changes	(2,137)	(449)	2,402

Cash provided by (used in) all continuing activities	$4,839	$(33,606)	$(76,023)

Operating Activities

Cash flow from operations is primarily influenced by demand for our services, operating margins and the type of services we provide, but can also be influenced by working capital needs such as the timing of collection of receivables and the settlement of payables and other obligations.

Operating activities from continuing operations used net cash of $7,201 in 2012 as compared to $62,236 provided in 2011. The $69,437 decrease in cash flow provided is primarily a result of the following:

•	A decrease in cash flow provided by accounts receivable of $61,000 attributed to the TransCanada settlement in 2011 that did not recur in 2012;

•	A decrease in cash flow provided by accounts receivable of $80,589 attributed to changes in business activity and the timing of cash collections during the period; and

•	A decrease in cash flow provided by contracts in progress of $34,253 attributed to changes in business activity.

This was partially offset by

•	An increase in cash flow provided by accounts payable of $53,566 related to the timing of cash disbursements during the period;

•	An increase in cash flow provided by continuing operations of $27,160, net of non-cash effects driven primarily through a reduction in our net loss from continuing operations during 2012; and

•	An increase in cash flow provided by other assets and liabilities of $20,032 related to the timing of cash payments and receipts during the year.

Operating activities from continuing operations provided net cash of $62,236 in 2011 as compared to $26,779 provided in 2010. The $35,457 increase in cash flow provided is primarily a result of the following:

•	An increase in cash flow provided by accounts receivable of $61,000 attributed to the TransCanada settlement in 2011; and

•	An increase in cash flow provided by accounts payable of $61,411, as well as prepaid and other assets of $28,149, related to the timing of cash payments during the period.

This was partially offset by

•	A decrease in cash flow provided by other assets and liabilities of $66,737 related to the timing of cash payments and receipts during the year;

•	A decrease in cash flow provided by accounts receivable of $29,341 related to the timing of cash collections during the period;

•	A decrease in cash flow provided by contracts in progress of $16,462 attributed to changes in business activity; and

•	A decrease in cash flow provided by continuing operations of $5,152, net of non-cash effects driven primarily through our increased net loss from continuing operations in 2011.

Investing Activities

Investing activities from continuing operations provided net cash of $6,842 in 2012 as compared to $51,043 provided in 2011. The $44,201 decrease in cash flow provided is primarily the result of the following:

•	Proceeds from the sale of InterCon Construction, Inc. in 2011 that provided cash of $18,749;

•	A decrease of $13,611 in proceeds from the sales of property, plant and equipment during 2012; and

•	A working capital settlement in 2011 related to the acquisition of InfrastruX that provided cash of $9,402.

Investing activities from continuing operations provided net cash of $51,043 in 2011 as compared to $404,054 used in 2010. The $455,097 increase in cash flow provided is primarily the result of the following:

•	The acquisition of InfrastruX in 2010, which resulted in cash used of $421,182 compared to cash provided of $9,402 in 2011;

•	Proceeds from the sale of InterCon Construction, Inc. in 2011 that provided cash of $18,749; and

•	A reduction of purchases of property, plant and equipment of $5,588.

Financing Activities

Financing activities from continuing operations provided net cash of $7,335 in 2012 as compared to $146,436 used in 2011. The $153,771 increase in cash flow provided is primarily the result of the following:

•	$60,000 in proceeds from our additional Term Loan issued in 2012;

•	$54,519 in reductions of payments against our Term Loan and other debt instruments;

•	$33,447 in additional proceeds from our revolver and notes payable; and

•	$6,449 in reductions of payments of our capital lease obligations.

Financing activities from continuing operations used net cash of $146,436 in 2011 as compared to $298,850 provided in 2010. The $445,286 change is primarily the result of the following:

•	A $282,000 reduction in proceeds from our Term Loan issued in 2010 in connection with our acquisition of InfrastruX; and

•	An increase in payments against our Term Loan and other debt instruments of $178,302.

Discontinued Operations

Discontinued operations used net cash of $13,904 in 2012 as compared to cash used of $44,050 in 2011. The $30,146 decrease in cash flow used is primarily due to a reduction in losses in our discontinued operations year over year, coupled with a reduction in legal fees as a result of the settlement of the WAGP project litigation and a recorded gain in connection with the sale of various assets related to our Canadian cross-country pipeline business.

Discontinued operations used net cash of $44,050 in 2011 compared to cash provided of $18,440 in 2010. The $62,490 increase in cash flow used is primarily due to increased legal fees in defending the WAGP project litigation, as well as losses related to our cross-country pipeline construction business due to lower volume of project activity.

Interest Rate Risk

Interest Rate Swaps

We are subject to hedging arrangements to fix or otherwise limit the interest cost of our existing Term Loan and Revolving Credit Facility. We are subject to interest rate risk on our debt and investment of cash and cash equivalents arising in the normal course of business, as we do not engage in speculative trading strategies.

We currently have two interest rate swap agreements outstanding for a total notional amount of $150,000 in order to hedge changes in our variable rate interest expense on $150,000 of our existing Term Loan and Revolving Credit Facility LIBOR indexed debt. Under each swap agreement, we receive interest at a rate based on the maximum of either three-month LIBOR or 2% and pay interest at a fixed rate of 2.68% through June 30, 2014. The swap agreements are designated and qualify as cash flow hedging instruments, with the effective portion of the swaps’ change in fair value recorded in Other Comprehensive Income (“OCI”). The interest rate swaps are deemed to be highly effective hedges, and resulted in an immaterial amount recorded for hedge ineffectiveness in the Consolidated Statements of Operations. Amounts in OCI are reported in interest expense when the hedged interest payments on the underlying debt are recognized. The fair value of each swap agreement was determined using a model with Level 2 inputs including quoted market prices for contracts with similar terms and maturity dates. Amounts of OCI relating to the interest rate swaps expected to be recognized in interest expense in the coming 12 months total $983.

Interest Rate Caps

In September 2010, we entered into two interest rate cap agreements for notional amounts of $75,000 each in order to limit our exposure to an increase of the interest rate above 3 percent, effective September 28, 2010 through March 28, 2012. Total premiums of $98 were paid for the interest rate cap agreements. Through June 1, 2011, the cap agreements were designated and qualified as cash flow hedging instruments, with the effective portion of the caps’ change in fair value recorded in OCI. Amounts in OCI and the premiums paid for the caps were reported in interest expense as the hedged interest payments on the underlying debt were recognized during the period when the caps were designated as cash flow hedges. Through June 1, 2011, the interest rate caps were deemed to be highly effective, resulting in an immaterial amount of hedge ineffectiveness recorded. On June 1, 2011, the caps were de-designated due to the interest rate being fixed on the underlying debt through the remaining term of the caps; changes in the value of the caps subsequent to that date were reported in earnings. The amount reported in earnings for the undesignated interest rate caps subsequent to de-designation was immaterial for the years ended December 31, 2012 and 2011. The fair value of the interest rate cap agreements was determined using a model with Level 2 inputs including quoted market prices for contracts with similar terms and maturity dates.

Capital Requirements

During 2012, $4,839 of cash was provided by our continuing operations activities, although discontinued operations used $13,904 of cash. Capital expenditures by segment amounted to $5,766 spent by Oil & Gas, $1,227 for Professional Services, $661 for Canada, $2,061 for Utility T&D, and $944 by Corporate, for a total of $10,659.

We believe that our improving financial results combined with our current liquidity and financial management will ensure sufficient cash to meet our capital requirements for continuing operations. As such, we are focused on the following significant capital requirements:

•	Providing working capital for projects in process and those scheduled to begin in 2013; and

•	Funding our 2013 capital budget of approximately $25,016, inclusive of $913 of carry-forward from 2012.

We believe that we will be able to support our working capital needs during 2013 through our cash on hand and operating cash flows.

Contractual Obligations

As of December 31, 2012, we had $184,187 of outstanding debt related to our Term Loan and $104,407 of outstanding debt related to our revolver. In addition, we have various capital leases of construction equipment and property resulting in aggregate capital lease obligations of $4,099 at December 31, 2012.

	Payments Due By Period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Term Loan	$184,187	$—	$184,187	$—	$—
Revolver	104,407	—	104,407	—	—
WAPCo settlement obligation	41,500	5,000	36,500	—	—
Capital lease obligations	4,099	1,564	2,055	480	—
Operating lease obligations	143,070	35,826	38,900	23,843	44,501
Uncertain tax liabilities	4,956	—	—	—	—

Total	$482,219	$42,390	$366,049	$24,323	$44,501

During the year ended December 31, 2012, we made payments of $46,700 against the Term Loan. These payments resulted in the recognition of a $3,405 loss on early extinguishment of debt for the year ended December 31, 2012. These losses represent the write-off of unamortized OID and financing costs inclusive of early payment fees. Such loss is recorded in the line item “Loss on early extinguishment of debt” for the year ended December 31, 2012.

On December 12, 2012, we made a cash payment of $33,092 to the holders of the 6.5% Notes, which included $1,042 of unpaid interest. In order to fund the purchase, we borrowed $32,050 under the Revolving Credit Facility. As of December 31, 2012, there were $104,407 in outstanding borrowings under the Revolving Credit Facility and there were $58,140 in outstanding letters of credit. All outstanding letters of credit relate to continuing operations.

At December 31, 2012, we had uncertain tax positions totaling $4,956 which ultimately could result in a tax payment. As the amount of the ultimate tax payment is contingent on the tax authorities’ assessments, it is not practical to present annual payment information.

We have unsecured credit facilities with banks in certain countries outside the United States. Borrowings in the form of short-term notes and overdrafts are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $6,381 at December 31, 2012. There were no outstanding borrowings made under these facilities at December 31, 2012 or 2011.

Off-Balance Sheet Arrangements and Commercial Commitments

From time to time, we enter into commercial commitments, usually in the form of commercial and standby letters of credit, surety bonds and financial guarantees. Contracts with our customers may require us to provide letters of credit or surety bonds with regard to our performance of contracted services. In such cases, the commitments can be called upon in the event of our failure to perform contracted services. Likewise, contracts may allow us to issue letters of credit or surety bonds in lieu of contract retention provisions, in which the client withholds a percentage of the contract value until project completion or expiration of a warranty period.

The letters of credit represent the maximum amount of payments we could be required to make if these letters of credit are drawn upon. Additionally, we issue surety bonds customarily required by commercial terms on construction projects. U.S. surety bonds represent the bond penalty amount of future payments we could be required to make if we fail to perform our obligations under such contracts. The surety bonds do not have a stated expiration date; rather, each is released when the contract is accepted by the owner. Our maximum exposure as it relates to the value of the bonds outstanding is lowered on each bonded project as the cost to complete is reduced. As of December 31, 2012, no liability has been recognized for letters of credit or surety bonds.

A summary of our off-balance sheet commercial commitments for both continuing and Discontinued Operations as of December 31, 2012 is as follows:

	Expiration Per Period
	Total Commitment	Less than 1 year	1-2 Years	More Than 2 Years
Letters of credit:
U.S. – performance	$58,081	$58,081	$—	$—
Canada – performance	59	59	—	—

Total letters of credit	58,140	58,140	—	—
U.S. surety bonds – primarily performance	516,323	467,486	4,401	44,436

Total commercial commitments	$574,463	$525,626	$4,401	$44,436

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Revenue

A number of factors relating to our business affect the recognition of contract revenue. We typically structure contracts as unit-price, time and materials, fixed-price or cost plus fixed fee. We believe that our operating results should be evaluated over a time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work, cost recoveries and other claims are negotiated and realized. Revenue from unit-price and time and materials contracts is recognized as earned.

Revenue for fixed-price and cost plus fixed fee contracts is recognized using the percentage-of-completion method. Under this method, estimated contract income and resulting revenue is generally accrued based on costs incurred to date as a percentage of total estimated costs, taking into consideration physical completion. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the timing of revenue recognition. Certain fixed-price and cost plus fixed fee contracts include, or are amended to include, incentive bonus amounts, contingent on accomplishing a stated milestone. Revenue attributable to incentive bonus amounts is recognized when the risk and uncertainty surrounding the achievement of the milestone have been removed. We do not recognize income on a fixed-price contract until the contract is approximately five to ten percent complete, depending upon the nature of the contract. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined.

We consider unapproved change orders to be contract variations on which we have customer approval for scope change, but not for price associated with that scope change. Costs associated with unapproved change orders are included in the estimated cost to complete the contracts and are expensed as incurred. We recognize revenue equal to cost incurred on unapproved changed orders when realization of price approval is probable and the amount is estimable. Revenue recognized on unapproved change orders is included in contract costs and recognized income not yet billed on the balance sheet. Revenue recognized on unapproved change orders is subject to adjustment in subsequent periods to reflect the changes in estimates or final agreements with customers.

We consider claims to be amounts that we seek or will seek to collect from customers or others for customer-caused changes in contract specifications or design, or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers on both scope and price changes. Revenue from claims is recognized when agreement is reached with customers as to the value of the claims, which in some instances may not occur until after completion of work under the contract. Costs associated with claims are included in the estimated costs to complete the contracts and are expensed when incurred.

Valuation of Goodwill

We record as goodwill the amount by which the total purchase price we pay in our acquisition transactions exceeds our estimated fair value of the identifiable net assets we acquired. Our goodwill impairment assessment includes a two-step fair value-based test and is performed annually, or more frequently if events or circumstances exist which indicate that goodwill may be impaired. We determined that our segments represent our reporting units for the purpose of assessing goodwill impairments.

The first step of the two-step fair value-based test involves comparing the fair value of each of our reporting units with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, the second step is performed. The second step compares the carrying amount of the reporting unit’s goodwill to the implied fair value of the goodwill. If the implied fair value of goodwill is less than the carrying amount, an impairment loss would be recorded as a reduction to goodwill with a corresponding charge to operating expense.

We perform the required annual impairment test for goodwill by determining the fair values of our reporting units using a weighted combination of the following generally accepted valuation approaches:

•	Income Approach – discounted cash flows of future benefit streams;

•	Market Approach – public comparable company multiples of EBITDA; and

•	Market Approach – multiples generated from recent transactions comparable in size, nature and industry.

These approaches include numerous assumptions with respect to future circumstances, such as industry and/or local market conditions that might directly impact operations in the future, and are, therefore, uncertain. These approaches are utilized to develop a range of fair values and a weighted average of these approaches are utilized to determine the best fair value estimate within that range.

Income Approach – Discounted Cash Flows. This valuation approach derives a present value of the reporting unit’s projected future annual cash flows over the next eight years and the present residual value of the reporting unit. We used a variety of underlying assumptions to estimate these future cash flows, including assumptions relating to future economic market conditions, sales volumes, costs and expenses and capital expenditures. These assumptions are dependent on regional market conditions, including competitive position, degree of vertical integration, supply and demand for materials and other industry conditions. The discount rate used in our analysis for 2012, specifically the weighted average cost of capital, was approximately 16.0 percent. The revenue compounded annual growth rates used in our analysis for 2012 varied from (7.7) percent to 3.0 percent. Our EBITDA margins derived from these underlying assumptions for the 2012 analysis varied between approximately 8.0 percent and 8.2 percent. The terminal growth rate used for our 2012 analysis was 3.0 percent.

Market Approach – Multiples of EBITDA. This valuation approach utilizes publicly traded construction companies’ enterprise values, as compared to their recent EBITDA information. For the 2012 analysis, we used an average EBITDA multiple of 4.3 times in determining this market approach metric. This multiple is used as a valuation metric to our most recent financial performance. We used EBITDA as an indicator of demand because it is a widely used key indicator of the cash generating capacity of similar companies.

Market Approach - Comparisons of Recent Transactions. This valuation approach uses publicly available information regarding recent third-party sales transactions in our industry to derive a valuation metric of the target’s respective enterprise values over their EBITDA amounts. For our 2012 analysis, we did not weight this market approach because current economic conditions did not yield significant recent transactions to derive an appropriate valuation metric.

We selected these valuation approaches because we believe the combination of these approaches, along with our best judgment regarding underlying assumptions and estimates, provides us with the best estimate of fair value. We believe these valuation approaches are proven and appropriate for the industry and widely accepted by investors. The estimated fair value would change if our weighting assumptions under these valuation approaches were materially modified. For our 2012 analysis, we weighted the Income Approach – Discounted Cash Flows at 70 percent and the Market Approach – Multiples of EBITDA at 30 percent. This weighting was utilized to reflect fair value in current market conditions.

Our valuation model utilizes assumptions, which represent our best estimate of future events, but would be sensitive to positive or negative changes in each of the underlying assumptions as well as an alternative weighting of valuation methods, which would result in a potentially higher or lower goodwill impairment charge.

Detailed below is a table of key underlying assumptions for all reporting units utilized in the fair value estimate calculation for the years ended December 31, 2012, 2011 and 2010.

	2012	2011	2010
Income Approach – Discounted Cash Flows
Revenue Growth Rates	(7.7)% to 3.0%	2.5% to 41.0%	3.0% to 34.6%
Weighted Average Cost of Capital	16.0%	17.0% to 18.0%	14.0% to 15.0%
Terminal Value Rate	3.0%	2.5%	3.0%
EBITDA Margin Rate	8.0% to 8.2%	4.1% to 12.0%	4.2% to 6.7%
Market Approach – Multiples of EBITDA
EBITDA Multiples Used	4.3	3.0 to 4.5	4.5 to 5.5
Market Approach – Comparison of Recent Transactions
EBITDA Multiples Used	N/A	N/A	N/A

Impairment of Goodwill

In 2012, we recorded an impairment charge of $8,067 in our Utility T&D segment. The operating performance and future outlook for our electric and gas distribution business in the Northeast continued to decline, which ultimately resulted in our decision to sell the business and discontinue its operations. Further, the challenging competitive landscape contributed to the full write-off of goodwill attributed to this segment.

In 2011, we recorded impairment charges of $143,543, $30,709, $2,210 and $2,113, respectively, in our Utility T&D, Oil & Gas, Canada and Professional Services segments. The slow economic recovery, exacerbated by the instability in world financial markets and the hard-hit U.S. housing sector, resulted in a reassessment of future growth rates and a reduction in the outlook for future cash flows in the Utility T&D segment. The impairment charge for our Oil & Gas, Professional Services and Canada segments represented a full write-off of goodwill and was a result of a depressed fair market valuation.

In 2010, we recorded impairment charges of $54,686 and $5,314, respectively, related to our Oil & Gas and Professional Services segments. The impairment charges were a result of reduced demand for services within these segments which stemmed from a combination of lower levels of capital and maintenance spending in the refining industry and significantly decreased margins within a highly competitive environment.

Valuation of Other Intangible Assets

Our intangible assets with finite lives include customer relationships, trade names, non-compete agreements and developed technology. The value of customer relationships is estimated using the income approach, specifically the excess earnings method. The excess earnings analysis consists of discounting to present value the projected cash flows attributable to the customer relationships, with consideration given to customer contract renewals, the importance or lack thereof of existing customer relationships to our business plan, income taxes and required rates of return. The value of trade names is estimated using the relief-from-royalty method of the income approach. This approach is based on the assumption that in lieu of ownership, a company would be willing to pay a royalty in order to exploit the related benefits of this intangible asset.

We amortize intangible assets based upon the estimated consumption of the economic benefits of each intangible asset or on a straight-line basis if the pattern of economic benefits consumption cannot otherwise be reliably estimated. Intangible assets subject to amortization are reviewed for impairment and are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For instance, a significant change in business climate or a loss of a significant customer, among other things, may trigger the need for interim impairment testing of intangible assets. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value.

Valuation of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment of such asset is necessary. This evaluation, as well as an evaluation of our other intangible assets, requires us to make long-term forecasts of the future revenues and costs related to the assets subject to review. Forecasts require assumptions about demand for our products and future market conditions. Estimating future cash flows requires significant judgment, and our projections may vary from the cash flows eventually realized. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period. The effect of any impairment would be to expense the difference between the fair value (less selling costs) of such asset and its carrying value. Such expense would be reflected in earnings.

Insurance

We are insured for workers’ compensation, employer’s liability, auto liability and general liability claims, subject to a deductible of $500 per occurrence. Additionally, our largest non-union employee-related health care benefit plan is subject to a deductible of $250 per claimant per year.

Losses are accrued based upon our estimates of the ultimate liability for claims incurred (including an estimate of claims incurred but not reported), with assistance from third-party actuaries. For these claims, to the extent we have insurance coverage above the deductible amounts, we have recorded a receivable reflected in “Other assets” in our Consolidated Balance Sheets. These insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties and the number of incidents not reported. The accruals are based upon known facts and historical trends.

Income Taxes

The Financial Accounting Standards Board’s standard for income taxes takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized as income or expense in the period that includes the enactment date. We evaluate the realizability of our deferred tax assets in determination of our valuation allowance and adjust the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in the applicable taxing jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in our effective tax rate on future earnings. The provision or benefit for income taxes and the annual effective tax rate are impacted by income taxes in certain countries being computed based on a deemed profit rather than on taxable income and tax holidays on certain international projects.

We record reserves for expected tax consequences of uncertain tax positions assuming that the taxing authorities have full knowledge of the position and all relevant facts. The income tax laws and regulations are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our tax positions that could materially affect amounts recognized in our future Consolidated Balance Sheets and Statements of Operations.

RECENT ACCOUNTING PRONOUNCEMENTS

For a discussion of recent accounting pronouncements, see Note 1 to our consolidated financial statements included in this Annual Report.

EFFECTS OF INFLATION AND CHANGING PRICES

Our operations are affected by increases in prices, whether caused by inflation, government mandates or other economic factors, in the countries in which we operate. We attempt to recover anticipated increases in the cost of labor, equipment, fuel and materials through price escalation provisions in certain major contracts or by considering the estimated effect of such increases when bidding or pricing new work.